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                                                                      Exhibit 8
                     [Letterhead of Stevens & Lee]

                          Form of Tax Opinion
                           ___________, 1999


Janney Montgomery Scott LLC
Wheat First Securities
901 East Byrd Street
Richmond, Virginia 23219

Re:  _____ Preferred Securities of
     MBNK Capital Trust I
-----------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Main Street Bancorp, Inc., a Pennsylvania corporation (the "Company"), and MBNK Capital Trust I, a statutory business trust organized under the Business Trust Act of the State of Delaware (12 Del. Code Ann., tit. 12, Sections 3801, et seq.) (the "Trust" and, together with the Company, the "Offerors"), in connection with the sale pursuant to a Purchase Agreement dated _________, 1999 among the Company, the Trust and the purchasers (the "Purchasers") named therein (the "Purchase Agreement") of 4,000,000 Preferred Securities (liquidation amount $10.00 per preferred security) of the Trust (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust.

     The Preferred Securities are guaranteed (the "Preferred Securities Guarantee") by the Company with respect to distributions and payments upon liquidation, redemption, and otherwise pursuant to the Preferred Guarantee Agreement, dated as of ______________, 1999 (the "Guarantee Agreement"), between the Company and The Bank of New York, as Guarantee Trustee, for the benefit of the holders of the Preferred Securities.

     In connection with the issuance of the Preferred Securities, the Trust is also issuing 123,712 ____% common securities (liquidation amount of $10.00 per common security) (the "Common Securities"), representing undivided beneficial interests in the assets of the Trust.

     The entire proceeds from the sale of the Preferred Securities and the Common Securities are to be used by the Trust to purchase an aggregate principal amount of $41,237,120 of

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Sandler O'Neill & Partners, L.P.
Janney Montgomery Scott Inc.
c/o Sandler O'Neill & Partners, L.P.
June 5, 1997
Page 2


Junior Subordinated Deferrable Interest Debentures due      , 2029 (the
"Junior Subordinated Debentures"), to be issued by the Company. The Preferred Securities and the Common Securities are to be issued pursuant to the Amended
and Restated Trust Agreement, dated as of     , 1999 (the "Declaration"),
among the Company, as the Depositor, The Bank of New York (Delaware), as Delaware trustee (the "Delaware Trustee"), and The Bank of New York, as property trustee (the "Property Trustee"), and Nelson R. Oswald, Robert D. McHugh, Jr. and Donna Rickert, as administrators. The Junior Subordinated
Debentures are to be issued pursuant to an indenture, to be dated as     ,
1999 (the "Indenture"), between the Company and The Bank of New York, as Debenture Trustee.

    In connection with this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction of, (i) the Registration Statement on Form S-3 (File No. 333-86943) and the prospectus forming a part thereof (the "Prospectus"); (ii) the Certificate of Trust filed by the Delaware Trustee with the Secretary of State of the State of Delaware as of September 1, 1999 as amended October 21, 1999; (iii) an executed copy of the Declaration, including the designation of the terms of the Preferred Securities; (iv) the form of Preferred Securities and a specimen certificate thereof; (v) an executed copy of the Guarantee Agreement; (vi) an executed copy of the Indenture; (vii) the form of Junior Subordinated Debentures and a specimen certificate thereof; (viii) the form of Common Securities and a specimen certificate thereof; and (ix) representations set forth in a certificate from an officer of the Company
dated    , 1999.

    In our review, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our review of documents executed, or to be executed by


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parties other than the Company or the Trust, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trust and others. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, assumptions, information, covenants, and representations set forth in the documents referred to above and the statements and representations made by the Company and the Trust and others referenced above.

     In providing our opinion, we have considered the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, and Internal Revenue Service rulings all as of the date hereof, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

     Based solely upon the foregoing, it is our opinion that:

     1. Under current United States federal income tax law, the Trust will be classified as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities will generally be considered the owner of an undivided interest in the Junior Subordinated Debentures; and

     2. Although the discussion set forth in the prospectus under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences


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         of the purchase, ownership, and disposition of the Preferred
         Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate discussion as of the date of the Prospectus of the material United States federal income tax consequences of the purchase, ownership, and disposition of Preferred Securities under current law.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Junior Subordinated Debentures, the Preferred Securities, the Common Securities or any transactions related to or contemplated by such issuance. This opinion may not be relied upon by any party other than the addressees hereof.

     The opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                           Very truly yours,

                                           STEVENS & LEE